Exhibit 10.1

April 19, 2018

Dear Brian:

We appreciate the opportunities we had to meet with you and feel that you are a great candidate for the position of Executive Vice President & Chief Financial Officer of Extended Stay America. The following outlines the terms of our offer:

Position:	Chief Financial Officer

Reporting to:	Jonathan Halkyard, Chief Executive Officer

Annual Salary:	Annual Base salary of $460,000 to be paid on a biweekly basis

Annual Bonus Eligibility:	$460,000 at target. Terms of the annual bonus plan are subject to change each year as determined by the Compensation Committee. Any bonus earned in 2018 will be prorated based on your date of hire

Annual Equity Plan:	You will be eligible to participate in the annual equity program which is approved by the Company’s Compensation Committee. Your equity award in 2019 will be $460,000 which will be administered in accordance with the 2019 approved LTIP

Initial Equity Award:	The Company will grant you 15,000 RSU’s. These RSU’s will vest in thirds each of the next three years on the anniversary of your hire date

Benefits:	You will be eligible to enroll in Company offered benefit plan(s)

Vacation:	You will be eligible for 4 weeks of vacation plus personal days

Lump Sum Payment:	You will be eligible for a one time lump sum payment of $40,000 (less applicable taxes and deductions) that will be paid the first pay period following 30 days of employment. This lump sum is intended to assist you with your relocation as well as other related transition costs (e.g. COBRA)

Severance:	You will be eligible to participate in the Executive Severance Plan which provides 1 year’s base and target bonus should you be terminated not for cause or voluntary resignation. The terms of the Plan apply

Anticipated Start Date:	To be determined. Public announcement of your hiring will coincide with the Company’s First Quarter earnings announcement

Brian, your employment and compensation with the Company will be “at will” in that they can be terminated with or without cause, and with or without notice, at any time, at the option of either the Company or yourself, except as otherwise prohibited by law.

The terms of this letter, therefore, do not and are not intended to create either an expressed and/or implied contract of employment with Extended Stay America.

Please feel free to contact me if you have any questions. We are very excited about having you re-join the Team!

Sincerely,

/s/ Kevin A. Henry

Kevin Henry

Chief Human Resources Officer

Your signature below indicates acceptance of the position and the provisions of the offer as stated herein.

Signature  /s/ Brian T. Nicholson         Date  April 26, 2018

Please note that on the first date of employment, you will need to present your social security card.

You will also be required to complete the employee’s portion of the I-9 Form on your first day of employment and present acceptable documentation that verifies your identity and your eligibility to work in the US.

Additionally, in order to establish your Direct Deposit account, you will need to complete a Direct Deposit Form that will require your checking account information. Please be sure that you have a “voided” check that can be attached to the Direct Deposit form to ensure that your correct account information is provided to Payroll.